QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[CITIZENS FINANCIAL GROUP, INC. LOGO AND LOGOTYPE]

FOR IMMEDIATE RELEASE JULY 30, 2003	Contact: Barbara Cottam Senior Vice President Dir. of Corp. Communications (401) 456-7849

Citizens Financial Group, Inc. to acquire Community Bancorp, Inc., holding company for Community National Bank

Transaction brings Citizens into new communities; expands and deepens its presence in Massachusetts

PROVIDENCE, R.I. and HUDSON, Mass.—Citizens Financial Group, Inc. and Community Bancorp, Inc. today announced a definitive agreement under which Citizens will acquire Community Bancorp, Inc., the holding company for Community National Bank in a cash transaction for $19.75 per share, or an aggregate of $116 million based on shares outstanding. This transaction continues Citizens' expansion in Massachusetts and will deepen its presence in Middlesex County, the largest Massachusetts market outside Boston.

Community Bancorp, Inc., with total assets of $457 million, is a bank holding company headquartered in Hudson, Mass. This transaction provides Citizens' entry into Sudbury, Marlborough, Acton, Hudson, Stow and Boxborough and will expand its presence in Framingham and Concord. Community National Bank operates 10 branch locations and 12 ATMs throughout Middlesex County and has more than 20,000 customers.

"This expansion brings us into new communities and delivers on our continuing commitment to provide greater convenience and outstanding service to our customers," said Lawrence K. Fish, Chairman, President and CEO of Citizens Financial Group.

"Citizens' commitment to customer service, combined with its extensive products and offerings, will bring outstanding value to our customers and employees," said James A. Langway, President & CEO of Community Bancorp, Inc. "In addition, Community National Bank and Citizens have shared values. Citizens' strong record of commitment to the community will also be a great benefit of this transaction."

Community Bancorp, Inc. will become part of Citizens Bank of Massachusetts, led by Thomas J. Hollister, President and CEO. With this transaction, Citizens Bank of Massachusetts will grow from $24.3 billion (including Port Financial Corp.) to $24.7 billion in assets, reinforcing its position as the second largest bank in Massachusetts and New England. Upon completion of this transaction, Citizens Bank of Massachusetts (including Port Financial Corp.) will have 261 branches and 648 ATMs.

"Community National Bank is a highly respected institution and we look forward to bringing enhanced banking value to Community National Bank's customers," said Hollister. "I look forward to welcoming Community National Bank's customers and employees to the Citizens family and to deepening our community commitments in Middlesex County through this transaction."

The transaction, subject to customary conditions, including shareholder and regulatory approval, is expected to be completed in the fourth quarter of 2003.

Citizens Financial Group, Inc. is a $64 billion commercial bank holding company. It is headquartered in Providence, R.I. It is one of the nation's 20 largest commercial banking institutions with 850 Citizens Bank branches, more than 1,700 ATMs and more than 15,000 employees in seven New England and Mid-Atlantic states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is wholly owned by The Royal Bank of Scotland Group plc. For more information, please contact our Web site, www.citizensbank.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Community Bancorp, Inc. plans to mail a proxy statement to its stockholders containing information about the merger. Investors and stockholders of Community Bancorp, Inc. are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related thereto and their interests in the merger, and related matters. Investors and stockholders may obtain free copies of the proxy statement (when available) and other documents filed by Community Bancorp, Inc. at the Securities and Exchange Commission's Web site at http://www.sec.gov/.

INFORMATION CONCERNING PARTICIPANTS

As of the date of this communication, the directors of Community Bancorp, Inc. beneficially own approximately 24 percent of the outstanding common stock of Community Bancorp, Inc.

QuickLinks

Citizens Financial Group, Inc. to acquire Community Bancorp, Inc., holding company for Community National Bank